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Exhibit 10(e)
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                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT



     This Agreement ("Amendment") amends the Employment Agreement dated as of April 19, 1994 between Scott Paper Company and Albert J. Dunlap (the "Employment Agreement"). All terms used herein have the meanings designated or defined in the Employment Agreement. It is agreed that:

1. Section 9(d) of the Employment Agreement is amended and restated to read in its entirety as follows:

     "(d) If the Executive's employment shall be terminated pursuant to Section
          8(d) hereof, or if the Executive shall terminate his employment pursuant to Section 8(e) hereof, then (i) the Company shall pay to the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus the unpaid reimbursable expenses of the Executive through the Date of Termination, the Incentive Bonus under Section 4(c) for the preceding calendar year or years to the extent not theretofore paid and the Termination Bonus under Section 4(c) hereof; (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages, and not as a penalty, to the Executive within thirty (30) days following the Date of Termination, a lump sum amount equal to the aggregate amount of Base Salary that would have been payable to the Executive pursuant to Section 4(a), calculated on the basis of the Base Salary that from time to time would have been in effect as specified in said Section, throughout the period commencing on the date immediately succeeding the Date of Termination and extending through the fifth anniversary of the Commencement Date hereunder or, if applicable, the expiration of a Renewal Period; (iii) all outstanding options whether or not then exercisable shall immediately become exercisable and may be exercised by the Executive at any time thereafter, in whole or in part, for three years after the Date of Termination (the "Additional Period"); and (iv) any restricted shares subject to a restriction which lapses over time or upon a subsequent event shall immediately be free of such restriction. The Company shall maintain in full force and effect, for the continued benefit of the Executive for the full term of the Additional
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          Period, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination. If the Executive shall be ineligible to participate in any of the Company's fringe benefit plans or arrangements as a result of his ceasing to be an employee of the Company, then the Company shall arrange to provide the Executive with substantially equivalent benefits as if he remained employed by the Company throughout the Additional Period or provide their economic equivalent."

2.   A new Section 9(f) is added, as follows:

     "(f) In the event any payments received by the Executive, whether resulting from the operation of Section 9 or any other plan, arrangement or agreement, are subject to excise tax imposed under
          Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount as a gross-up payment so that the net amount retained by the Executive with respect to such payment, after deduction of any such excise tax or any income or excise tax payable by the Executive in respect of the receipt of any amount payable under this Section 9(f), shall be equal to the full amount of such payment but for the application of the excise tax and such income tax. For purposes of determining the gross-up payment, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the excise tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the excise tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the gross-up payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the actual excise tax or such income tax is more or less than the amount used to calculate the gross-up
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          payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual excise tax or such income tax, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code."

3. The Employment Agreement, as amended by this Amendment, continues in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of February 24, 1995.


                                    SCOTT PAPER COMPANY


                                     By:
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Albert J. Dunlap